Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4 (No. 333-213091) of Cryoport, Inc. of our report dated June 28, 2016 (which includes an explanatory paragraph regarding Cryoport, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Cryoport, Inc. and subsidiary as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016, appearing in the Annual Report on Form 10-K of Cryoport, Inc. for the year ended March 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Offer Letter/Prospectus, which is part of such registration statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
October 4, 2016